UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 6, 2006

Date of report (Date of earliest event reported)

NEW ULM TELECOM, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-3024	41-0440990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 North Minnesota Street

New Ulm, MN 56073

(Address of principal executive offices, including zip code)

(507) 354-4111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Deposition of Assets

See Item 8.01, Other Events

Item 8.01 Other Events

On October 6, 2006, New Ulm Telecom, Inc. (the “Company”) received the proceeds from the sale of its 9.88% investment in Midwest Wireless Holdings L.L.C. (Midwest) which was acquired by Alltel Corporation (Alltel) on October 2, 2006. Under the terms of the acquisition of Midwest by Alltel, 90% of the proceeds were distributed at closing, with an additional 4% to be distributed six months later, and the final 6% to be distributed 18 months later, subject to certain contingencies. Accordingly, the Company expects to receive additional payments of approximately $3 million in April 2007 and $5 million in April 2008, subject in each case to the contingencies in the agreement. The Company expects to pay $25 million in taxes related to the sale of its interest in Midwest.

On October 6, 2006, the Company’s Board of Directors declared a special dividend of $2.75 per share payable on October 25, 2006 to shareholders of record as of October 20, 2006. On October 6, 2006, the Company had 5,115,435 shares outstanding.

The Company also announced that it intends to use approximately $18 million of the proceeds, after payment of taxes of approximately $25 million, in connection with its purchase of one third of Hector Communications Corporation, which the Company expects to close prior to year-end.

Pending use of the remaining proceeds, the Company is investing in short-term government securities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press release dated October 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Ulm Telecom, Inc.

Date: October 10, 2006	By:	/s/ Nancy Blankenhagen
Nancy Blankenhagen Chief Financial Officer